EXHIBIT 23.2
Consent of Registered Independent Public Accounting Firm
We consent to the use in this Pre-effective amendment #1 to the Registration Statement on Form S-4 of UnionBancorp, Inc. of our report on the consolidated financial statements of Centrue Financial Corporation dated February 8, 2006, except as to the retrospective adoption of Statement of Financial Accounting Standards No. 123R referred to in Note 14, as to which the date is August 25, 2006, appearing in the joint proxy prospectus, which is part of this Registration Statement.
/s/ McGladrey & Pullen
Champaign, Illinois
September 29, 2006
McGladrey & Pullen LLP is a member firm of RSM International —
an affiliation of separate and independent legal entities.